  Exhibit 5.2

LUCOSKY BROOKMAN LLP
November 16, 2021	101 Wood Avenue South 5th floor Woodbridge, NJ 08830 T - (732) 395-4400 F - (732) 395-4401
Advanced Human Imaging Limited Unit 5, 71-73 South Perth Esplanade South Perth WA 6151	111 Broadway Suite 807 New York, NY 10006
T - (212) 332-8160 F - (212) 332-8161

www.lucbro.com

Re: Registration Statement on Form F-1 for Advanced Human Imaging Limited, an Australia corporation

Ladies and Gentlemen:

We have acted as special U.S. counsel to Advanced Human Imaging Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Company”), in connection with the offering by the Company of (A) a proposed maximum aggregate offering price of $11,000,000 of units (the “Units”), with each Unit consisting of (x) two American Depositary Shares (the “ADSs”), each ADS representing eight (8) ordinary share of the Company, no par value per share (the “Ordinary Shares”), and (y) one warrant (the “Offering Warrants”) to purchase one ADS (the ADSs issuable upon exercise of the Warrants, the “Offering Warrant ADSs”); (B) a proposed maximum aggregate offering price of $1,650,000 of ADSs (the “Over Allotment ADSs” and, together with the ADS, the “Offering ADSs”), purchased pursuant to over allotments, if any; (C) a proposed maximum aggregate offering price of $825,000 of warrants (the “Over-Allotment Warrants”) to purchase one ADS (the ADSs issuable upon exercise of the Over-Allotment Warrants, the “Over-Allotment Warrant ADSs”), purchased pursuant to over allotments, if any; and (D) a proposed maximum aggregate offering price of $1,138,500 of warrants (the “Representative’s Warrants” and, together with Offering Warrants and the Over-Allotment Warrants, the “Warrants”) to purchase ADSs (the “Representative’s Warrant ADSs” and together with the Offering Warrant ADSs and the Over-Allotment Warrant ADSs, the “Warrant ADSs”) to be issued to Maxim Group LLC (the “Representative”) as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company and the Representative, substantially in the form of which to be filed as Exhibit 1.1 to the Company’s registration statement on Form F-1 (Registration Statement No. 333-259090) (the “Registration Statement”) pursuant to the Registration Statement, initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 26, 2021, as thereafter amended or supplemented. The Units, the Offering ADSs, the Warrants and the Warrant ADSs are collectively referred to as the “Securities.” The Offering ADSs and Warrant ADSs will be issued pursuant to a Deposit Agreement (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined therein) from time to time of ADSs of the Company issued thereunder.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	When the Units and the Warrants have been issued and delivered in accordance with the and in the manner described in the prospectus included in the Registration Statement (the “Prospectus”) against payment in full of the consideration payable therefor, the Units and the Warrants will be valid and legally binding obligations of the Company.

2.	When the Offerings ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Offering ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

3.	When the Warrants have been duly executed by the Company and delivered to and paid for in accordance with the and in the manner described in the Prospectus against payment in full of the consideration payable therefor, the Warrant ADSs will have been duly authorized, and if, as and when issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Warrant ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

Please note that we are opining only as to the matters expressly set forth herein and that no opinion should be inferred as to any other matter. We are opining herein as to the laws of the State of New York as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, solely on the opinion of Steinepreis Paganin, Australian counsel to the Company.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Securities Act.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP